Exhibit 99.1

News Release
Analysts and Media Contact:
Susan Giles (972) 855-3729

Atmos Energy Announces the Retirement of
Senior Vice President and General Counsel Louis P. Gregory

DALLAS (January 19, 2017)—Atmos Energy Corporation (NYSE: ATO) today announced that effective February 1, 2017, Louis P. Gregory, Senior Vice President, General Counsel and Corporate Secretary is retiring.

“During Louis’ tenure on the executive management team, the Legal Department became an integral and value-added part of the business and helped the company achieve new levels of success,” said Kim Cocklin, Chief Executive Officer.

Gregory joined Atmos Energy on September 5, 2000, as Senior Vice President and General Counsel and added the position of Corporate Secretary in 2012. “Louis made many valuable contributions to the company, chief among them his significant leadership during the nearly $2.0 billion acquisition of the Mid-Tex and Atmos Pipeline Texas Divisions, a transaction that closed in record time and transformed our company,” said Robert W. Best, Chairman of the Board of Directors. “He has always led with integrity, high ethical standards and great dedication,” Best concluded.

Gregory’s successor will be named at a later date.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is the country's largest, fully regulated, natural-gas-only distributor, serving over three million natural gas distribution customers in over 1,400 communities in eight states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. For more information, visit www.atmosenergy.com.

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